EXECCUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.

AND

ROME BANCORP, INC.

DATED AS OF

OCTOBER 12, 2010

TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS
1.1	Certain Definitions	1
ARTICLE II THE MERGER		8
2.1	Certain Definitions	8
2.2	Closing; Effective Time	8
2.3	Certificate of Incorporation	8
2.4	Directors and Officers of Surviving Corporation; Advisory Board	8
2.5	Effects of the Merger	8
2.6	Tax Consequences	9
2.7	Possible Alternative Structures	9
2.8	Additional Actions	9
ARTICLE III CONVERSION OF SHARES		9
3.1	Conversion of Rome Common Stock; Merger Consideration	9
3.2	Election Procedures	11
3.3	Procedures for Exchange of Rome Common Stock	12
3.4	Treatment of Rome Options	13
3.5	Bank Merger	14
3.6	Reservation of Shares	14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ROME		14
4.1	Standard	14
4.2	Organization	14
4.3	Capitalization	15
4.4	Authority; No Violation	16
4.5	Consents	16
4.6	Financial Statements	16
4.7	Taxes	17
4.8	No Material Adverse Effect	18
4.9	Material Contracts; Leases; Defaults	18
4.10	Ownership of Property; Insurance Coverage	18
4.11	Legal Proceedings	19
4.12	Compliance With Applicable Law	19
4.13	Employee Benefit Plans	20
4.14	Brokers, Finders and Financial Advisors	22
4.15	Environmental Matters	22
4.16	Loan Portfolio	23
4.17	Related Party Transactions	24
4.18	Deposits	24
4.19	Board Approval	24
4.20	Registration Obligations	24
4.21	Risk Management Instruments	24
4.22	Fairness Opinion	25
4.23	Intellectual Property	25
4.24	Duties as Fiduciary	25
4.25	Employees; Labor Matters	25
4.26	Rome Information Supplied	26
4.27	Securities Documents	26
4.28	Internal Controls	26
4.29	Bank Owned Life Insurance	26
4.30	Clocktower Insurance Agency Incorporated	26
4.31	Stock Transfer Records	26

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BHB		27
5.1	Standard	27
5.2	Organization	27
5.3	Capitalization	27
5.4	Authority; No Violation	28
5.5	Consents	28
5.6	Financial Statements	29
5.7	Tax Matters	29
5.8	No Material Adverse Effect	29
5.9	Ownership of Property; Insurance Coverage	30
5.10	Legal Proceedings	30
5.11	Compliance With Applicable Law	30
5.12	Employee Benefit Plans	31
5.13	Brokers, Finders and Financial Advisors	33
5.14	Environmental Matters	33
5.15	BHB Information Supplied	34
5.16	Securities Documents	34
5.17	Internal Controls	34
5.18	BHB Common Stock	34
5.19	Available Funds	34
5.20	Berkshire Insurance Group, Inc.	35
5.21	Fairness Opinion	35
ARTICLE VI COVENANTS OF ROME		35
6.1	Conduct of Business	35
6.2	Subsidiaries	38
6.3	Current Information	38
6.4	Access to Properties and Records	39
6.5	Financial and Other Statements	40
6.6	Maintenance of Insurance	40
6.7	Disclosure Supplements	40
6.8	Consents and Approvals of Third Parties	40
6.9	All Reasonable Efforts	40
6.10	Failure to Fulfill Conditions	41
6.11	No Solicitation	41
6.12	Reserves and Merger-Related Costs	41
6.13	Board of Directors and Committee Meetings	42
6.14	Stock Repurchase Plan; ESOP Loan	42
6.15	The Rome Savings Bank Foundation	42
6.16	401(k) Plan	42
ARTICLE VII COVENANTS OF BHB		43
7.1	Negative Covenants	43
7.2	Disclosure Supplements	43
7.3	Consents and Approvals of Third Parties	43
7.4	All Reasonable Efforts	44
7.5	Failure to Fulfill Conditions	44
7.6	Employee Benefits	44
7.7	Directors and Officers Indemnification and Insurance	46
7.8	Stock Listing	47
7.9	Reservation of Stock	47
7.10	Communications to Rome Employees; Training	47

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ARTICLE VIII REGULATORY AND OTHER MATTERS		47
8.1	Meeting of Shareholders	47
8.2	Proxy Statement-Prospectus; Merger Registration Statement	48
8.3	Regulatory Approvals	49
ARTICLE IX CLOSING CONDITIONS		49
9.1	Conditions to Each Party’s Obligations under this Agreement	49
9.2	Conditions to Obligations of BHB under this Agreement	50
9.3	Conditions to the Obligations of Rome under this Agreement	50
ARTICLE X THE CLOSING		51
10.1	Time and Place	51
10.2	Deliveries at the Pre-Closing and the Closing	51
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		51
11.1	Termination	52
11.2	Effect of Termination	53
11.3	Amendment, Extension and Waiver	54
ARTICLE XII MISCELLANEOUS		54
12.1	Confidentiality	54
12.2	Public Announcements	54
12.3	Survival	54
12.4	Notices	54
12.5	Parties in Interest	55
12.6	Complete Agreement	55
12.7	Counterparts	56
12.8	Severability	56
12.9	Governing Law	56
12.10	Interpretation	56
12.11	Specific Performance	56
12.12	Waiver of Trial by Jury	56

EXHIBITS

A          Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 12, 2010 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHB”), and Rome Bancorp, Inc., a Delaware corporation (“Rome”).

Recitals

1. The Board of Directors of each of BHB and Rome (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2. In accordance with the terms of this Agreement, Rome will merge with and into BHB (the “Merger”), and it is anticipated that immediately thereafter The Rome Savings Bank, which is a wholly owned subsidiary of Rome, will be merged with and into Berkshire Bank, a wholly owned subsidiary of BHB.

3. As a condition to the willingness of BHB to enter into this Agreement, each of the directors and executive officers of Rome and The Rome Savings Bank have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of Rome Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6. In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of The Rome Savings Bank with and into Berkshire Bank, with Berkshire Bank as the surviving institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, OTS and FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, The Rome Savings Bank, and their respective holding companies and subsidiaries, as the case may be.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“Berkshire Bank” shall mean Berkshire Bank, a Massachusetts savings bank with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01202, which is a wholly owned subsidiary of BHB.

“Berkshire Insurance” means Berkshire Insurance Group, Inc., an independent insurance agency which is wholly owned by BHB.

“BHB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 24 North Street, Pittsfield, Massachusetts 02101.

“BHB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“BHB Common Stock” shall mean the common stock, par value $0.01 per share, of BHB.

“BHB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHB to Rome pursuant hereto.

“BHB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHB as of December 31, 2009 and 2008 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHB for each of the three (3) years ended December 31, 2009, as set forth in BHB’s annual report on Form 10-K for the year ended December 31, 2009, and (ii) the unaudited interim consolidated financial statements of BHB as of the end of each calendar quarter following December 31, 2009, and for the periods then ended, as filed by BHB in its Securities Documents.

“BHB Loan Property” shall have the meaning set forth in Section 5.14.2.

“BHB Loan Participation” shall have the meaning set forth in Section 5.14.2.

“BHB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.

“BHB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“BHB Regulatory Reports” shall mean the Call Reports of Berkshire Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2010, through the Closing Date, and all Annual Reports on Form H-(b)11 and any Current Report on Form H-(b)11 filed with the OTS by BHB from December 31, 2009 through the Closing Date.

“BHB SEC Reports” shall have the meaning set forth in Section 5.16.

“BHB Shareholders Meeting” shall have the meaning set forth in Section 8.1.2.

“BHB Stock” shall have the meaning set forth in Section 5.3.1.

“BHB Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BHB or Berkshire Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Berkshire Bank.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“Cause” shall mean personal dishonesty, willful misconduct, failure to perform duties after notice from the employee’s supervisor or breach of fiduciary duty, in the course of employment with BHB, or violation of any cease-and-desist order with respect to employment.

“Certificate” shall mean a certificate or book entry evidencing shares of Rome Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Clocktower” shall have the meaning set forth in Section 4.30.1.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean those confidentiality agreements dated as of August 23, 2010 and August 24, 2010 between BHB and Rome.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Current Rome Employees” shall have the meaning set forth in Section 7.6.2.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.6.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by BHB and Rome, which shall act as agent for BHB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York with respect to The Rome Savings Bank and the Federal Home Loan Bank of Boston with respect to Berkshire Bank.

“Foundation” shall have the meaning set forth in Section 6.15.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Insurance Regulator” shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the officers and directors of such Person and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by an officer or director of that Person.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to BHB or Rome, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of BHB and the BHB Subsidiary taken as a whole, or Rome and the Rome Subsidiary taken as a whole, respectively, or (ii) materially impairs the ability of either Rome, on the one hand, or BHB, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include (A) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to Rome or any of its Subsidiaries, on the one hand, or BHB or any of its Subsidiaries, on the other hand, (B) the announcement of this Agreement or any action or omission of Rome or any Rome Subsidiary on the one hand, or BHB or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of BHB or Rome, respectively, (C) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, (D) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Rome or its Subsidiaries, on the one hand, or BHB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of Rome Common Stock or BHB Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect”, (E) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of BHB or Rome, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, (F) changes in Rome’s stock price or trading volume (it being agreed that the underlying facts giving rise or contributing to any such changes may be a Material Adverse Effect), (G) the termination of any employee or independent contractors or (H) in the case of Rome and its Subsidiaries, the issuance in and of itself of any orders or directives by any Bank Regulator (it being agreed that the underlying facts giving rise or contributing to the issuance of such orders or directives or the effects of the issuance of the orders or directives may be a Material Adverse Effect).

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“MDOB” shall mean the Massachusetts Division of Banks.

“Merger” shall mean the merger of Rome with and into BHB pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or BHB Common Stock, or combination thereof, in an aggregate per share amount to be paid by BHB for each share of Rome Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHB Common Stock to be offered to holders of Rome Common Stock in connection with the Merger.

“New Members” shall have the meaning set forth in Section 2.4.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“Observer” shall have the meaning set forth in Section 6.13.

“OTS” shall mean the Office of Thrift Supervision.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Rome” shall mean Rome Bancorp, Inc., a Delaware corporation with its principal office located at 100 West Dominick Street, Rome, New York 13440.

“Rome Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“Rome Common Stock” shall mean the common shares, par value $0.01 per share, of Rome.

“Rome Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Rome to BHB pursuant hereto.

“Rome ESOP” shall mean the Employee Stock Ownership Plan of Rome Bancorp, Inc. or any successor thereto.

“Rome Expenses” shall have the meaning set forth in Section 6.14.

“Rome Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Rome as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Rome for each of the three (3) years ended December 31, 2009, as incorporated by reference in Rome’s annual report on Form 10-K for the year ended December 31, 2009 from Rome’s annual report to shareholders for such year and (ii) the unaudited interim consolidated financial statements of Rome as of the end of each calendar quarter following December 31, 2009, and for the periods then ended, as filed by Rome in its Securities Documents.

“Rome Loan Participation” shall have the meaning set forth in Section 4.15.2.

“Rome Loan Property” shall have the meaning set forth in Section 4.15.2.

“Rome Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.1.

“Rome Option” shall mean an option to purchase shares of Rome Common Stock granted pursuant to the Rome Stock Option Plans and the outstanding option agreements, and outstanding as of the date hereof, as set forth in Rome Disclosure Schedule 3.4.

“Rome Regulatory Reports” shall mean the Thrift Financial Reports of The Rome Savings Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2010, through the Closing Date, and all Annual Reports on Form H-(b)11 and any Current Report on Form H-(b)11 filed with the OTS by Rome from December 31, 2010 through the Closing Date.

“Rome Restricted Stock” shall mean the shares of restricted stock of Rome issued pursuant to the Rome Bancorp, Inc. 2000 Recognition and Retention Plan and the Rome Bancorp, Inc. 2006 Recognition and Retention Plan.

“Rome Restricted Stock Plans” shall mean the restricted stock plans maintained by Rome for the benefit of the employees of The Rome Savings Bank pursuant to which shares of Rome Restricted Stock may be issued.

“Rome SEC Reports” shall have the meaning set forth in Section 4.27.

“Rome Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“Rome Stock Option Plans” shall mean the Rome Bancorp, Inc. 2000 Stock Option Plan and the Rome Bancorp, Inc. 2006 Stock Option Plan.

“Rome Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by Rome or The Rome Savings Bank.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Settlement Agreement” shall have the meaning set forth in Section 7.6.7.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Berkshire Bank or The Rome Savings Bank, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.11.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean June 30, 2011.

“Termination Fee” shall have the meaning set forth in Section 11.2.2(C).

“The Rome Savings Bank” shall mean The Rome Savings Bank, a federally-chartered savings bank, with its principal office located at 100 West Dominick Street, Rome, New York 13440, and which is a wholly owned subsidiary of Rome.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“401(k) Plans” shall have the meaning set forth in Section 6.16.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1 Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Rome shall merge with and into BHB, with BHB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Rome shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Rome shall be vested in and assumed by BHB.  As part of the Merger, each outstanding share of Rome Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2 Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth (5th) business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Delaware Department of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL.  The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Department of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

2.3 Certificate of Incorporation and Bylaws.

The certificate of incorporation and bylaws of BHB as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4 Directors and Officers of Surviving Corporation; Advisory Board.

Until changed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, the officers and directors of BHB immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.  At the Effective Time, BHB agrees to establish an advisory board consisting of certain members of Rome’s Board of Directors.  The composition of such advisory board and the fees paid to the advisory board members shall be determined by BHB prior to the Effective Time.

2.5 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

2.6           Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.6 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX and the prior written consent of Rome, which consent shall not be unreasonably withheld or delayed, prior to the Effective Time BHB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for BHB or Berkshire Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BHB, Berkshire Bank, Rome, The Rome Savings Bank or to the BHB or Rome shareholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.6 and 9.3.6, as a result of the modification; (iii) the consideration to be paid to the holders of Rome Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.7 Additional Actions.

If, at any time after the Effective Time, BHB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BHB its right, title or interest in, to or under any of the rights, properties or assets of Rome or any Rome Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Rome and its officers and directors shall be deemed to have granted to BHB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BHB its right, title or interest in, to or under any of the rights, properties or assets of Rome or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BHB are authorized in the name of Rome or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Rome Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BHB, Rome or the holders of any of the shares of Rome Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1 Each share of BHB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2 All shares of Rome Common Stock held in the treasury of Rome and each share of Rome Common Stock owned by BHB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) and each share of Rome Common Stock held in a trust under the Rome Restricted Stock Plans but not subject to an award of Rome Restricted Stock (“Treasury Stock”), shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3 Each outstanding share of Rome Common Stock with respect to which an election to receive BHB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive 0.5658 (the “Exchange Ratio”) shares of BHB Common Stock, subject to adjustment as provided in Section 3.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).  Shares of Rome Restricted Stock subject to an award shall be treated for all purposes as other outstanding shares of Rome Common Stock, whether or not such shares are vested prior to the Effective Time.

3.1.4 Each outstanding share of Rome Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $11.25 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5 Each outstanding share of Rome Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration shall be determined in accordance with Section 3.2.

3.1.6 Each outstanding share of Rome Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  Rome shall give BHB immediate notice upon receipt by Rome of any such demands for payment of the fair value of such shares of Rome Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  Rome shall not, except with the prior written consent of BHB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.7 If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Rome Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Rome Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.8 Upon the Effective Time, outstanding shares of Rome Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Rome on such shares of Rome Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.9 Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHB.  In lieu of the issuance of any such fractional share, BHB shall pay to each former holder of Rome Common Stock who otherwise would be entitled to receive a fractional share of BHB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHB Common Stock as reported on the NASDAQ Global Select Market for the five (5) consecutive trading days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of Rome Common Stock owned by a Rome shareholder shall be combined so as to calculate the maximum number of whole shares of BHB Common Stock issuable to such Rome shareholder.

3.2 Election Procedures.

3.2.1 Holders of record of Rome Common Stock may elect to receive shares of BHB Common Stock or cash in exchange for their shares of Rome Common Stock.  The total number of shares of Rome Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of Rome Common Stock outstanding immediately prior to the Effective Time by (y) 0.70 (the “Stock Conversion Number”).  All other shares of Rome Common Stock shall be converted into Cash Consideration.

3.2.2 An election form and other appropriate customary transmittal material in such form as BHB and Rome shall mutually agree (“Election Form”) will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as BHB and Rome shall mutually agree (the “Mailing Date”) to each holder of record of Rome Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of Rome Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of Rome Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or BHB Common Stock for such shares.  Holders of record of shares of Rome Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Rome Common Stock held by each Representative for a particular beneficial owner.  Any shares of Rome Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of BHB Common Stock.  BHB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of Rome Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and Rome shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3 The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the Rome Shareholders Meeting and (ii) the date that BHB and Rome shall agree is as near as practicable to five (5) business days prior to the expected Closing Date.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither BHB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4 No later than three (3) business days after the Effective Time, BHB shall cause the Exchange Agent to effect the allocation among holders of Rome Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5 If the aggregate number of shares of Rome Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock

Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6 If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3 Procedures for Exchange of Rome Common Stock.

3.3.1 BHB to Make Merger Consideration Available.  At or prior to the Effective Time, BHB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Rome Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Rome Common Stock) and shall instruct the Exchange Agent to issue such cash and shares of BHB Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of BHB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2 Exchange of Certificates.  BHB shall take all steps necessary to cause the Exchange Agent, not later than five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Rome Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled.  No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3 Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Rome Common Stock shall have no rights, after the Effective Time, with respect to such Rome Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No dividends or other distributions declared after the Effective Time with respect to BHB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3.  After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHB Common Stock represented by such Certificate.

3.3.4 Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5 Closing of Transfer Books.  From and after the Closing Date, there shall be no transfers on the stock transfer books of Rome of the Rome Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6 Return of Exchange Fund.  At any time following the six (6) month period after the Effective Time, BHB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither BHB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8 Withholding.  BHB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Rome Common Stock such amounts as BHB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by BHB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Rome Common Stock in respect of whom such deduction and withholding were made by BHB or the Exchange Agent.

3.4 Treatment of Rome Options.

Rome Disclosure Schedule 3.4 sets forth all of the outstanding Rome Options as of the date hereof.  No outstanding Rome Options may be exercised between the date hereof and the Effective Time and all option holders executing Voting Agreements shall agree to not exercise any stock options.  Immediately prior to the Effective Time, each Rome Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by Rome immediately prior to the Effective Time an amount in cash determined by multiplying (i) the greater of (A) the excess, if any, of the Cash Consideration over the applicable per share exercise price of that option or (B) $1.00 by (ii) the number of shares of Rome Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding.  Subject to the foregoing, the Rome Stock Option Plans and all Rome Options issued thereunder shall terminate at the Effective Time.  Prior to the Effective Time, Rome shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.4, including, without limitation, the provision of any notices to holders of Rome Options as may be provided for in the Rome Stock Option Plans and the adoption of any necessary amendments to such plans.

3.5 Bank Merger.

Rome and BHB shall use their reasonable best efforts to cause the merger of The Rome Savings Bank with and into Berkshire Bank, with Berkshire Bank as the surviving institution.  In addition, following the execution and delivery of this Agreement, BHB will cause Berkshire Bank, and Rome will cause The Rome Savings Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

3.6 Reservation of Shares.

BHB shall reserve for issuance a sufficient number of shares of the BHB Common Stock for the purpose of issuing shares of BHB Common Stock to the Rome shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ROME

Rome represents and warrants to BHB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Rome Disclosure Schedule delivered by Rome to BHB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Rome Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided, further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.1.  References to the Knowledge of Rome shall include the Knowledge of The Rome Savings Bank.

4.1 Standard.

Except as set forth in the following sentence, no representation or warranty of Rome contained in this Article IV shall be deemed untrue or incorrect, and Rome shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), 4.3 and 4.4.

4.2 Organization.

4.2.1 Rome is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA.  Rome has full corporate power and authority to carry on its business as now conducted.  Rome is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2 The Rome Savings Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States.  The deposits in The Rome Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by The Rome Savings Bank when due.  The Rome Savings Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on Rome Disclosure Schedule 4.2.2.

4.2.3 Rome Disclosure Schedule 4.2.3 sets forth each Rome Subsidiary and its jurisdiction of incorporation or organization.  Each Rome Subsidiary is a corporation, limited liability company or other legal entity as set forth on Rome Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Rome Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4 The respective minute books of Rome, The Rome Savings Bank and each other Rome Subsidiary accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5 Prior to the date of this Agreement, Rome has made available to BHB true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of Rome, The Rome Savings Bank and each other Rome Subsidiary.

4.3 Capitalization.

4.3.1 The authorized capital stock of Rome consists of (i) 30,000,000 shares of Rome Common Stock.  As of October 12, 2010, there were 6,777,551 shares of Rome Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, including 33,660 shares of Rome Restricted Stock subject to an award, and (ii) 3,118,206 shares of Rome Common Stock held by Rome as Treasury Stock, but not including 0 shares of Rome Common Stock held in trust under the Rome Restricted Stock Plans but not subject to an award of Rome Restricted Stock.  Rome does not own, of record or beneficially, any shares of Rome Stock which are not Treasury Stock.  The Rome Savings Bank does not own, of record or beneficially, any shares of Rome Stock.  Neither Rome nor any Rome Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Rome, or any other security of Rome or a Rome Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Rome or a Rome Subsidiary or any other security of Rome or any Rome Subsidiary, other than shares of Rome Common Stock underlying the Rome Options and Rome Restricted Stock.  Rome has granted options to acquire 354,000 shares of Rome Common Stock at a weighted average exercise price of $12.84 per share.  Rome Disclosure Schedule 4.3.1 sets forth: the name of each holder of a Rome Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the Rome Option is an incentive stock option or a nonqualified stock option.  Rome Disclosure Schedule 4.3.1 also sets forth the name of each holder of record of Rome Restricted Stock, the vesting dates and the number of shares held by such Person.  All shares of Rome Common Stock issuable pursuant to the Rome Option Plans will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2 Rome owns all of the capital stock of each Rome Subsidiary, free and clear of any lien or encumbrance.  Except for the Rome Subsidiaries and as set forth in Rome Disclosure Schedule 4.3.2, Rome does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Rome or any Rome Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of The Rome Savings Bank, including stock in the FHLB.

4.3.3 To Rome’s Knowledge, except as set forth on Rome Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Rome Common Stock.

4.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Rome’s shareholders may vote have been issued by Rome and are outstanding.

4.4 Authority; No Violation.

4.4.1 Rome has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Rome’s shareholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Rome and the completion by Rome of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Rome.  This Agreement has been duly and validly executed and delivered by Rome, and subject to approval by the shareholders of Rome and the shareholders of BHB and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHB, constitutes the valid and binding obligation of Rome, enforceable against Rome in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2 (a) Subject to compliance by BHB with the terms and conditions of this Agreement, the execution and delivery of this Agreement by Rome, subject to receipt of Regulatory Approvals and Rome’s and BHB’s compliance with any conditions contained therein, and subject to the receipt of the approval of the shareholders of Rome and the shareholders of BHB, the consummation of the transactions contemplated hereby, and (b) compliance by Rome with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of Rome or The Rome Savings Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Rome or The Rome Savings Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Rome or The Rome Savings Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Rome or The Rome Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Delaware Department of State, and (d) the approval of this Agreement by the requisite vote of the shareholders of Rome and the shareholders of BHB (if required), no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Rome, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Rome, the completion by Rome of the Merger and the performance by Rome of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger.  Rome has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Rome to result in a Material Adverse Effect on Rome and The Rome Savings Bank, taken as a whole, or BHB and Berkshire Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Rome or The Rome Savings Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6 Financial Statements.

4.6.1 The Rome Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of Rome as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2 Rome has previously made available to BHB the Rome Financial Statements.  The Rome Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Rome and the Rome Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3 At the date of the most recent consolidated statement of financial condition included in the Rome Financial Statements or in the Rome Regulatory Reports, Rome did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Rome Financial Statements or in the Rome Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7 Taxes.

Rome and the Rome Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  Rome, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Rome and the Rome Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  Rome and the Rome Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity other than Taxes which are being contested in good faith.  Rome and the Rome Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The unpaid Taxes of Rome and the Rome Subsidiaries did not, as of the most recent Rome Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Rome balance sheet (rather than in any notes thereto).  Rome and its Subsidiaries are subject to Tax audits in the ordinary course of business.  Rome management does not believe that an adverse resolution to any of such audits would be reasonably likely to have a Material Adverse Effect on Rome.  Rome and the Rome Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Rome or any of the Rome Subsidiaries were required to file any Tax Return that was not filed.  Neither Rome nor any of the Rome Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Rome or (B) has any liability for the Taxes of any Person (other than Rome or any of the Rome Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.  There are no claims or assessments pending against Rome or any Rome Subsidiary for any alleged deficiency in any Tax, and neither Rome nor any Rome Subsidiary has been notified in writing of any proposed Tax claims or assessments against Rome or any Rome Subsidiary.  Rome and the Rome Subsidiaries each have complied with all applicable laws relating to the payment, collection and withholding of amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  Rome and the Rome Subsidiaries have delivered to BHB true and complete copies of all Tax Returns of Rome and the Rome Subsidiaries for taxable periods ending on or after December 31, 2005.  Neither Rome nor any of the Rome Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b).  Neither Rome nor any of the Rome Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.  Neither Rome nor any of the Rome Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8 No Material Adverse Effect.

Neither Rome nor any Rome Subsidiary has suffered any Material Adverse Effect since December 31, 2009 and, to Rome’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Rome.

4.9 Material Contracts; Leases; Defaults.

4.9.1 Except as set forth in Rome Disclosure Schedule 4.9.1, neither Rome nor any Rome Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Rome or any Rome Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Rome or any Rome Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Rome or any Rome Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by Rome or any Rome Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Rome or any Rome Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Rome or any Rome Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Rome or any Rome Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Rome or any Rome Subsidiary.

4.9.2 Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Rome Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither Rome nor any Rome Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BHB on or before the date hereof, are listed on Rome Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof.  Except as set forth in Rome Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Rome or any Rome Subsidiary or upon the occurrence of a subsequent event; (ii) requires Rome or any Rome Subsidiary to provide a benefit in the form of Rome Common Stock or determined by reference to the value of Rome Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10 Ownership of Property; Insurance Coverage.

4.10.1 Rome and each Rome Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Rome or such Rome Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Rome Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Rome Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  Rome and the Rome Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Rome and the Rome Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Rome Financial Statements.

4.10.2 With respect to all material agreements pursuant to which Rome or any Rome Subsidiary has purchased securities subject to an agreement to resell, if any, Rome or such Rome Subsidiary, as the case may be, has a lien or security interest (which to Rome’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 Rome and each Rome Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither Rome nor any Rome Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on Rome Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Rome or any Rome Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Rome and each Rome Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  Rome Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Rome and each Rome Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3.  Rome has made available to BHB copies of all of the policies listed on Rome Disclosure Schedule 4.10.3.

4.11 Legal Proceedings.

Except as set forth on Rome Disclosure Schedule 4.11, neither Rome nor any Rome Subsidiary is a party to any, and there are no pending or, to Rome’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Rome or any Rome Subsidiary, (ii) to which Rome or any Rome Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of Rome or any Rome Subsidiary to perform under this Agreement.

4.12 Compliance With Applicable Law.

Except as set forth on Rome Disclosure Schedule 4.12 and in Section 4.15:

4.12.1 To Rome’s Knowledge, Rome and each Rome Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Rome nor any Rome Subsidiary has received any written notice to the contrary.

4.12.2 Rome and each Rome Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Rome, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3 For the period beginning January 1, 2007, neither Rome nor any Rome Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Rome or any Rome Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Rome or any Rome Subsidiary, or indicating that Rome or any Rome Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Rome or any Rome Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Rome or any Rome Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither Rome nor any Rome Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.  Rome has disclosed to BHB its most recent regulatory ratings.

4.13 Employee Benefit Plans.

4.13.1 Rome Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Rome or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Rome and under which employees, former employees, retirees, dependents, spouses, directors, or other beneficiaries of Rome are eligible to participate (collectively, the “Rome Benefit Plans”).  Rome has furnished or otherwise made available to BHB true and complete copies of (i) the plan documents and summary plan descriptions for each written Rome Benefit Plan, (ii) a summary of each unwritten Rome Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Rome Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Rome Benefit Plan that is a defined benefit plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the Rome Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Rome Benefit Plan (or, for a Rome Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Rome Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past five (5) years.  Rome Disclosure Schedule 4.13.1 identifies each Rome Benefit Plan that may be subject to Section 409A of the Code (“Rome Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such Rome Non-qualified Deferred Compensation Plan as of the date specified therein.  Each Rome Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2 All Rome Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on Rome Disclosure Schedule 4.13.2, each Rome Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Rome is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of Rome and the Rome Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Rome Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Rome Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

4.13.3 Except as set forth on Rome Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Rome or any of its ERISA Affiliates for the benefit of the employees or former employees of Rome or its Subsidiaries.

4.13.4 Within the last six (6) years, neither Rome nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Rome Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Rome nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.”  Neither Rome nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Rome or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHB or Berkshire Bank.

4.13.5 Rome has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to Rome Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To Rome’s Knowledge, records with respect to Rome Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To Rome’s Knowledge, neither Rome nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Rome Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

4.13.6 Rome has not, with respect to any Rome Benefit Plan, nor, to Rome’s Knowledge, has any administrator of any Rome Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Rome, any ERISA Affiliate of Rome, or any Rome Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7 Except as set forth on Rome Disclosure Schedule 4.13.7, Rome has no liability for retiree health and life benefits under any Rome Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8 Except as set forth on Rome Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Rome from Rome under any Rome Benefit Plan, (B) increase any benefits otherwise payable under any Rome Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth on Rome Disclosure Schedule 4.13.8, no payment which is or may be made by, from or with respect to any Rome Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Rome or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9 The actuarial present values of all accrued Rome Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Rome and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Rome Financial Statements to the extent required by and in accordance with GAAP.

4.13.10 There is not, and has not been, any trust or fund maintained by or contributed to by Rome or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Rome, has been threatened or is anticipated, against any Rome Benefit Plan (other than routine claims for benefits and appeals of such claims), Rome or any Rome Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Rome Benefit Plan.

4.14 Brokers, Finders and Financial Advisors.

Neither Rome nor any Rome Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. by Rome and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to Rome in connection with the Merger and transactions contemplated by this Agreement, is attached to Rome Disclosure Schedule 4.14.

4.15 Environmental Matters.

4.15.1 Except as may be set forth in Rome Disclosure Schedule 4.15, with respect to Rome and each Rome Subsidiary:

(A) To the Knowledge of Rome and the Rome Subsidiaries, each of Rome and the Rome Subsidiaries, and the Rome Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) Neither Rome nor any Rome Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Rome and the Rome Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Rome Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Rome, or any of the Rome Subsidiaries;

(C) To the Knowledge of Rome and the Rome Subsidiaries, the properties currently owned or operated by Rome or any Rome Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) There are no underground storage tanks on, in or under any properties owned or operated by Rome or any of the Rome Subsidiaries or, to the Knowledge of Rome and the Rome Subsidiaries, any Rome Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Rome or any of the Rome Subsidiaries or, to the Knowledge of Rome and the Rome Subsidiaries, any Rome Loan Property except as in compliance with Environmental Laws; and

(E) During the period of (a) Rome’s or any of the Rome Subsidiaries’ ownership or operation of any of their respective current properties or (b) Rome’s or any of the Rome Subsidiaries’ participation in the management of any Rome Loan Property, to the Knowledge of Rome and the Rome Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of Rome and the Rome Subsidiaries, prior to the period of (x) Rome’s or any of the Rome Subsidiaries’ ownership or operation of any of their respective current properties or (y) Rome’s or any of the Rome Subsidiaries’ participation in the management of any Rome Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither Rome nor any other Rome Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Rome Loan Property.

4.15.2 For purposes of this Section 4.15, “Rome Loan Property” means any property in which Rome or a Rome Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Rome Loan Participation, and “Rome Loan Participation” means a participation interest in a loan or other extension of credit other than by Rome or a Rome Subsidiary.

4.16 Loan Portfolio.

4.16.1 The allowances for loan losses reflected in the notes to Rome’s audited consolidated statements of financial condition at December 31, 2009 and 2008 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2009 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2 Rome Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than June 30, 2010), by account, of: (A) all loans (including loan participations) of The Rome Savings Bank that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications (excluding any electronic communications) from The Rome Savings Bank to any borrowers, customers or other parties during the past twelve (12) months wherein The Rome Savings Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified The Rome Savings Bank during the past twelve (12) months of, or has asserted against Rome or The Rome Savings Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Rome and The Rome Savings Bank, each borrower, customer or other party which has given Rome or The Rome Savings Bank any oral notification of, or orally asserted to or against Rome or The Rome Savings Bank, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of June 30, 2010 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by Rome or The Rome Savings Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Rome Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that Rome Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of Rome and The Rome Savings Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Rome’s and The Rome Savings Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of Rome and The Rome Savings Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Rome or The Rome Savings Bank free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17 Related Party Transactions.

Neither Rome nor any Rome Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Rome or any Rome Subsidiary, except as set forth in Rome Disclosure Schedule 4.17 or as described in Rome’s proxy statement dated April 1, 2010 distributed in connection with its annual meeting of shareholders held on May 5, 2010.  Except as described in such proxy statement or in Rome Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.  No loan or credit accommodation to any Affiliate of Rome or any Rome Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither Rome nor any Rome Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18 Deposits.

Except as set forth on Rome Disclosure Schedule 4.18, none of the deposits of The Rome Savings Bank as of August 2, 2010 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19 Board Approval.

The approval of the Board of Directors of Rome constitutes the approval of this Agreement for purposes of Section 203 of the Delaware Law.  To the Knowledge of Rome, except for Section 203 of the Delaware Law (which has been rendered inapplicable), no state takeover statute is applicable to the Merger and the transactions contemplated by this Agreement.

4.20 Registration Obligations.

Neither Rome nor any Rome Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Rome’s own account, or for the account of one or more of Rome’s Subsidiaries or their customers (all of which are set forth in Rome Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Rome and each Rome Subsidiary, with counterparties believed to be financially responsible at the time; and to Rome’s and each Rome Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Rome or such Rome Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Rome nor any Rome Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22 Fairness Opinion.

Rome has received an opinion, a copy of which will be provided to BHB, from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Rome pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23 Intellectual Property.

Rome and each Rome Subsidiary owns or, to Rome’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither Rome nor any Rome Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others.  Rome and each Rome Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24 Duties as Fiduciary.

The Rome Savings Bank (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time.  The Rome Savings Bank has not received notice of any claim, allegation, or complaint from any Person that The Rome Savings Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Rome’s Financial Statements.  For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude The Rome Savings Bank’s capacity with respect to individual retirement accounts or the Rome Benefit Plans.

4.25 Employees; Labor Matters.

4.25.1 Rome Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Rome and the Rome Subsidiaries as of July 31, 2010: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

4.25.2 There are no labor or collective bargaining agreements to which Rome or any Rome Subsidiary is a party.  There is no union organizing effort pending or, to the Knowledge of Rome, threatened against Rome or any Rome Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Rome, threatened against Rome or any Rome Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Rome, threatened against Rome or any Rome Subsidiary (other than routine employee grievances that are not related to union employees).  Rome and each Rome Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  Neither Rome nor any Rome Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3 To Rome’s Knowledge, all Persons who at any time since January 1, 2007 have been treated as independent contractors by Rome or any Rome Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26 Rome Information Supplied.

The information relating to Rome and any Rome Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27 Securities Documents.

Since January 1, 2007, Rome has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Rome SEC Reports”) required to be filed by it with the SEC.  As of their respective dates, the Rome SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the Rome SEC Reports has been incorporated by reference, the Rome SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  Rome has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Rome SEC Reports.

4.28 Internal Controls.

None of Rome’s or any Rome Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control.  Rome has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the applicable provisions of the Securities Act or the Exchange Act.

4.29 Bank Owned Life Insurance.

Rome and each Rome Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased.  The Rome Savings Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.  Rome Disclosure Schedule 4.29 sets forth all BOLI owned by Rome or any Rome Subsidiary, a breakdown of the cash surrender values on each policy, the regulatory purpose for which each policy was purchased, the beneficiaries of such policy and a list of the lives insured thereunder.

4.30 Clocktower Insurance Agency Incorporated.

Clocktower has not been engaged in the insurance agency business or any other business since at least 1995.  Notwithstanding the foregoing, Clocktower owned and leased commercial real estate located at 8483 Seneca Turnpike, New Hartford, New York until the property’s sale in January 2010.

4.31           Stock Transfer Records.

The stock transfer books and records of Rome are materially complete and accurate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BHB

BHB represents and warrants to Rome that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHB Disclosure Schedule delivered by BHB to Rome on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided, further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.1.  BHB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the BHB Disclosure Schedule corresponds to the Section referenced herein.  References to the Knowledge of BHB shall include the Knowledge of Berkshire Bank.

5.1 Standard.

Except as set forth in the following sentence, no representation or warranty of BHB contained in this Article V shall be deemed untrue or incorrect, and BHB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3 or 5.4.

5.2 Organization.

5.2.1 BHB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA.  BHB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 Berkshire Bank is a Massachusetts savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The deposits in Berkshire Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on BHB Disclosure Schedule 5.2.2.

5.2.3 The respective minute books of BHB and Berkshire Bank accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.4 Prior to the date of this Agreement, BHB has made available to Rome true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHB and Berkshire Bank and each other BHB Subsidiary.

5.3 Capitalization.

5.3.1 The authorized capital stock of BHB consists of (i) 26,000,000 shares of BHB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHB Preferred Stock” and collectively with the BHB Common Stock, the “BHB Stock”).  As of October 12, 2010, there are (i) 14,038,711 shares of BHB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,801,810 shares of BHB Common Stock held by BHB as treasury stock, and (iii) no shares of BHB Preferred Stock outstanding.  Berkshire Bank does not own, of record or beneficially, any shares of BHB Stock, other than shares held as treasury stock.  Neither BHB nor any BHB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHB, or any other security of BHB or an BHB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHB or an BHB Subsidiary or any other security of BHB or any BHB Subsidiary, other than shares of BHB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHB.  BHB has granted options to acquire 200,883 shares of BHB Common Stock.  All shares of BHB Common Stock issuable pursuant to option plans maintained by BHB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2 BHB owns all of the capital stock of each BHB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHB’s shareholders may vote have been issued by BHB and are outstanding.

5.4 Authority; No Violation.

5.4.1 BHB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by BHB’s shareholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by BHB and the completion by BHB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BHB.  This Agreement has been duly and validly executed and delivered by BHB, and subject to the receipt of the Regulatory Approvals, approval by the shareholders of Rome and the shareholders of BHB (if required), and due and valid execution and delivery of this Agreement by Rome, constitutes the valid and binding obligations of BHB, enforceable against BHB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2 (a) Subject to compliance of Rome with the terms and conditions of this Agreement, the execution and delivery of this Agreement by BHB, subject to receipt of the Regulatory Approvals, and compliance by Rome and BHB with any conditions contained therein, and subject to the receipt of the approval of the shareholders of Rome and the shareholders of BHB (if required), the consummation of the transactions contemplated hereby, and (b) compliance by BHB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BHB or any BHB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHB or any BHB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHB or any BHB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHB or any BHB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Delaware Department of State, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHB Common Stock to be issued in the Merger on the NASDAQ Global Select Market and (f) the approval of this Agreement by the requisite vote of the shareholders of Rome and the shareholders of BHB (if required), no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHB, the completion by BHB of the Merger and the performance by BHB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger.  BHB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BHB to result in a Material Adverse Effect on BHB and Berkshire Bank, taken as a whole, or Rome and The Rome Savings Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of BHB and Berkshire Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6 Financial Statements.

5.6.1 The BHB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BHB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2 BHB has previously made available to Rome the BHB Financial Statements covering periods ended prior to the date hereof.  The BHB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHB and the Berkshire Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3 At the date of the most recent consolidated statement of financial condition included in the BHB Financial Statements, BHB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7 Tax Matters.

Except as provided in this Agreement, neither BHB nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8 No Material Adverse Effect.

Neither BHB nor any BHB Subsidiary has suffered any Material Adverse Effect since December 31, 2009 and, to BHB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BHB.

5.9 Ownership of Property; Insurance Coverage.

5.9.1 Except as set forth on BHB Disclosure Schedule 5.9.1, BHB and each BHB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BHB or such BHB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an BHB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  BHB and the BHB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHB and the BHB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHB Financial Statements.

5.9.2 BHB and each BHB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither BHB nor any BHB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on BHB Disclosure Schedule 5.9.2, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHB or any BHB Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHB and each BHB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  BHB Disclosure Schedule 5.9.2 identifies all policies of insurance maintained by BHB and each BHB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.2.  BHB has made available to Rome copies of all of the policies listed on BHB Disclosure Schedule 5.9.2.

5.10 Legal Proceedings.

Except as disclosed in Item 3 of Part I of BHB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, neither BHB nor any BHB Subsidiary is a party to any, and there are no pending or, to the Knowledge of BHB, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against BHB or any BHB Subsidiary, (ii) to which BHB or any BHB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could reasonably be expected to adversely affect the ability of BHB or any BHB Subsidiary to perform under this Agreement.

5.11 Compliance With Applicable Law.

Except as set forth on BHB Disclosure Schedule 5.11:

5.11.1 To BHB’s Knowledge, BHB and each BHB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act,

and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHB nor any BHB Subsidiary has received any written notice to the contrary.

5.11.2 BHB and each BHB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3 For the period beginning January 1, 2007, neither BHB nor any BHB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHB or any BHB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHB or any BHB Subsidiary, or indicating that BHB or any BHB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, savings and loan holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHB or any BHB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHB or any BHB Subsidiary.  Neither BHB nor any BHB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.  The most recent regulatory rating given to Berkshire Bank as to compliance with the CRA is “Satisfactory” or better.

5.12 Employee Benefit Plans.

5.12.1 BHB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of BHB and under which employees, former employees, retirees, dependents, spouses, directors, or other beneficiaries of BHB are eligible to participate (collectively, the “BHB Benefit Plans”).   BHB has furnished or otherwise made available to Rome true and complete copies of (i) the plan documents and summary plan descriptions for each written BHB Benefit Plan, (ii) a summary of each unwritten BHB Benefit Plan (if any), (iii) the actuarial valuation reports with respect to each tax-qualified BHB Benefit Plan that is a defined benefit plan for the two (2) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which implement the BHB Benefit Plans (if applicable), and (v) the most recent IRS determination letter with respect to each tax-qualified BHB Benefit Plan (or, for an BHB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan).  Each BHB Benefit Plan that may be subject to Section 409A of the Code (“BHB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.12.2 All BHB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on BHB Disclosure Schedule 5.12.2, each BHB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of BHB and the BHB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

5.12.3 Except as set forth on BHB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BHB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHB or its Subsidiaries.

5.12.4 Within the last six (6) years, neither BHB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither BHB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BHB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHB or Berkshire Bank.

5.12.5 BHB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and COBRA, and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to BHB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To BHB’s Knowledge, records with respect to BHB Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To BHB’s Knowledge, neither BHB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

5.12.6 BHB has not, with respect to any BHB Benefit Plan, nor, to BHB’s Knowledge, has any administrator of any BHB Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject BHB, any ERISA Affiliate of BHB or any BHB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.12.7 Except as set forth on BHB Disclosure Schedule 5.12.7, BHB has no liability for retiree health and life benefits under any BHB Benefit Plan other than any benefits required under COBRA or similar state law.

5.12.8 Except as set forth on BHB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHB from BHB under any BHB Benefit Plan, (B) increase any benefits otherwise payable under any BHB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth on BHB Disclosure Schedule 5.12.8, no such payment which is or may be made by, from or with respect to any BHB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by BHB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.12.9 The actuarial present values of all BHB Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHB Financial Statements to the extent required by and in accordance with GAAP.

5.12.10 There is not, and has not been, any trust or fund maintained by or contributed to by BHB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.12.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHB, has been threatened or is anticipated, against any BHB Benefit Plan (other than routine claims for benefits and appeals of such claims), BHB or any BHB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHB Benefit Plan.

5.13 Brokers, Finders and Financial Advisors.

Neither BHB nor any BHB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Stifel, Nicolaus & Company, Incorporated by BHB and the fee payable thereto.  A true and correct copy of the engagement agreement with Stifel, Nicolaus & Company, Incorporated, setting forth the fee payable to Stifel, Nicolaus & Company, Incorporated for its services rendered to BHB in connection with the Merger and transactions contemplated by this Agreement is attached to BHB Disclosure Schedule 5.13.

5.14 Environmental Matters.

5.14.1 Except as may be set forth in BHB Disclosure Schedule 5.14, with respect to BHB and each BHB Subsidiary:

(A) To the Knowledge of BHB and the BHB Subsidiaries, each of BHB and the BHB Subsidiaries, and the BHB Loan Properties (as defined in Section 5.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) Neither BHB nor any BHB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BHB and the BHB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BHB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by BHB, or any of the BHB Subsidiaries;

(C) To the Knowledge of BHB and the BHB Subsidiaries, the properties currently owned or operated by BHB or any BHB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) There are no underground storage tanks on, in or under any properties owned or operated by BHB or any of the BHB Subsidiaries or, to the Knowledge of BHB and the BHB Subsidiaries, any BHB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BHB or any of the BHB Subsidiaries, to the Knowledge of BHB and the BHB Subsidiaries, or any BHB Loan Property except as in compliance with Environmental Laws; and

(E) During the period of (a) BHB’s or any of the BHB Subsidiaries’ ownership or operation of any of their respective current properties or (b) BHB’s or any of the BHB Subsidiaries’ participation in the management of any BHB Loan Property, to the Knowledge of BHB and the BHB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of BHB and the BHB Subsidiaries, prior to the period of (x) BHB’s or any of the

BHB Subsidiaries’ ownership or operation of any of their respective current properties or (y) BHB’s or any of the BHB Subsidiaries’ participation in the management of any BHB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither BHB nor any other BHB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BHB Loan Property.

5.14.2 For purposes of this Section 5.14, “BHB Loan Property” means any property in which BHB or an BHB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an BHB Loan Participation, and “BHB Loan Participation” means a participation interest in a loan or other extension of credit other than by BHB or an BHB Subsidiary.

5.15 BHB Information Supplied.

The information relating to BHB and any BHB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16 Securities Documents.

Since January 1, 2007, BHB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHB SEC Reports”) required to be filed by it with the SEC.  As of their respective dates, the BHB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the BHB SEC Reports has been incorporated by reference, the BHB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  BHB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHB SEC Reports.

5.17 Internal Controls.

None of BHB’s or any BHB Subsidiary’s records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control.  BHB has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the applicable provisions of the Securities Act or the Exchange Act.

5.18 BHB Common Stock.

The shares of BHB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19 Available Funds

Immediately prior to the Effective Time, BHB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.3.

5.20 Berkshire Insurance Group, Inc.

Berkshire Insurance, a Massachusetts insurance agency, and its Affiliates are in compliance with all laws, rules, and regulations applicable to Persons engaged in the insurance agency business.  Neither Berkshire Insurance nor any of its Affiliates has been a party, directly or indirectly, to the placement of insurance which is unlawful.  To the Knowledge of BHB and Berkshire Insurance, no binder of insurance has been issued or sent to any Person by or on behalf of Berkshire Insurance unless and until the relevant risk was properly bound and all binders of insurance on the part of Berkshire Insurance are complete and accurate.

5.21 Fairness Opinion.

BHB has received an opinion, a copy of which will be provided to Rome, from Stifel Nicolaus Weisel to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Rome pursuant to this Agreement is fair to BHB and its shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE VI

COVENANTS OF ROME

6.1 Conduct of Business.

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of BHB, which consent will not be unreasonably withheld, conditioned or delayed, Rome will, and it will cause each Rome Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2 Negative Covenants.  Rome agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHB in writing, it will not, and it will cause each of the Rome Subsidiaries not to:

(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B) change or waive any provision of its certificate of incorporation (or articles of association in the case of The Rome Savings Bank) or bylaws, except as required by law;

(C) change the number of authorized or issued shares of its capital stock, issue any shares of Rome Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Rome Stock Option Plans or the Rome Restricted Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Rome (i) may issue shares of Rome Common Stock upon the valid exercise, in accordance with the information set forth in Rome Disclosure Schedule 4.3.1, of presently outstanding Rome Options issued under the Rome Stock Option Plans, (ii) may permit the vesting of awards previously made under the Rome Restricted Stock Plans, (iii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.09 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by Rome prior to the Effective Time and the payment thereof shall be coordinated with BHB so that holders of Rome Common Stock do not receive dividends on both Rome Common Stock and BHB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Rome Common Stock or BHB Common Stock received in the Merger in respect of such quarter) and (iv) any Rome Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $10,000 except as contemplated by this Agreement;

(E) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Rome Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.6 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iii) as otherwise contemplated by this Agreement.  Neither Rome nor any Rome Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that a Rome Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither Rome nor any Rome Subsidiary shall hire any new employee without first seeking to fill any position internally.  Neither Rome nor or any Rome Subsidiary shall pay expenses of any employee or director for attending conventions held after the date hereof;

(G) enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(H) merge or consolidate Rome or any Rome Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of Rome or any Rome Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Rome or The Rome Savings Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by The Rome Savings Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I) sell or otherwise dispose of the capital stock of Rome or sell or otherwise dispose of any asset of Rome or of any Rome Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Rome or of any Rome Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Rome or The Rome Savings Bank;

(K) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Rome or any Rome Subsidiary is a party;

(L) purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $250,000, (iii) with a duration of not more than three (3) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Rome Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $50,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $50,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $500,000 or more without the prior consent of BHB; provided that such consent shall be deemed to have been granted if BHB does not object within three (3) business days of receipt of written notice from Rome of its intent to make such loan;

(N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Rome Benefit Plan;

(S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on Rome Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHB;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Rome or any Rome Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without (i) providing notice to BHB prior to final sale, (ii) conducting a Phase I environmental assessment of the property, and (iii) foreclosing upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BHB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BHB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2 Subsidiaries.

Rome shall cause the proper and lawful dissolution and winding up prior to the Effective Time of Clocktower and, if requested by BHB, any of its other Subsidiaries that are inactive as of the date of this Agreement.

6.3 Current Information.

6.3.1 During the period from the date of this Agreement to the Effective Time, Rome will cause one or more of its representatives to confer with representatives of BHB to inform BHB regarding Rome’s operations at such times as BHB may reasonably request.  Rome will promptly notify BHB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Rome or any Rome Subsidiary.  Without limiting the foregoing, senior officers of BHB and Rome shall meet monthly to review the financial and operational affairs of Rome and the Rome Subsidiaries, and Rome shall give due consideration to BHB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHB nor Berkshire

Bank shall under any circumstance be permitted to exercise control of Rome or any Rome Subsidiary prior to the Effective Time.

6.3.2 Rome and BHB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Rome to those used by BHB, which planning shall include, but not be limited to, discussion of the possible termination by Rome of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Rome in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Rome shall not be obligated to take any such action prior to the Effective Time and, unless Rome otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time.  In the event that The Rome Savings Bank takes, at the request of Berkshire Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges and the Merger is not consummated for any reason other than a breach of this Agreement by Rome, or a termination of this Agreement under Sections 11.1.7 or 11.1.8, Berkshire Bank shall indemnify The Rome Savings Bank for any such fees and charges, and the cost of reversing the conversion process in an amount not to exceed $750,000.

6.3.3 Rome shall provide BHB, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans.  On a monthly basis, Rome shall provide BHB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.  Rome will promptly prepare and provide BHB with the minutes of all Rome and The Rome Savings Bank officer and director loan committee meetings.

6.3.4 Rome shall promptly inform BHB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Rome or any Rome Subsidiary under any labor or employment law.

6.4 Access to Properties and Records.

Subject to Section 12.1, Rome shall permit BHB access upon reasonable notice to its properties and those of the Rome Subsidiaries, and shall disclose and make available to BHB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Rome reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHB may have a reasonable interest; provided, however, that Rome shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Rome’s reasonable judgment, would interfere with the normal conduct of Rome’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.  Rome shall provide and shall request its auditors to provide BHB with such historical financial information regarding it (and related audit reports and consents) as BHB may reasonably request for Securities Law disclosure purposes.  BHB shall use commercially reasonable efforts to minimize any interference with Rome’s regular business operations during any such access to Rome’s property, books and records.  Rome and each Rome Subsidiary shall permit BHB, at its expense, to (i) cause a Phase I environmental assessment and a Phase II environmental assessment to be performed at any physical location owned or occupied by Rome or any Rome Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by Rome or any Rome Subsidiary.

6.5 Financial and Other Statements.

6.5.1 Promptly upon receipt thereof, Rome will furnish to BHB copies of each annual, interim or special audit of the books of Rome and the Rome Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Rome by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Rome and the Rome Subsidiaries made by such accountants.

6.5.2 As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, OTS or FDIC, Rome will deliver to BHB the Rome Regulatory Report filed by Rome or The Rome Savings Bank.  Within fifteen (15) days after the end of each month, The Rome Savings Bank will deliver to BHB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3 Rome shall permit BHB to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) business days prior to the date such documents are filed with the SEC.  As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Rome will deliver to BHB the Securities Documents filed by it with the SEC under the Securities Laws.  Rome promptly will advise upon receipt and permit review by BHB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Rome or The Rome Savings Bank, as applicable.

6.5.4 With reasonable promptness, Rome will furnish to BHB such additional financial data that Rome possesses and as BHB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6 Maintenance of Insurance.

Rome shall use commercially reasonable efforts to maintain, and to cause the Rome Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Rome and the Rome Subsidiaries and set forth in Rome Disclosure Schedule 4.10.3.  Rome will promptly inform BHB if Rome or any Rome Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7 Disclosure Supplements.

From time to time prior to the Effective Time, Rome will promptly supplement or amend the Rome Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Rome Disclosure Schedule or which is necessary to correct any information in such Rome Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such Rome Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8 Consents and Approvals of Third Parties.

Rome shall use its commercially reasonable efforts, and shall cause each Rome Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9 All Reasonable Efforts.

Subject to the terms and conditions herein provided, Rome agrees to use, and agrees to cause each Rome Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10 Failure to Fulfill Conditions.

In the event that Rome determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHB.

6.11 No Solicitation.

From and after the date hereof until the termination of this Agreement, neither Rome, nor any Rome Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Rome or any of the Rome Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Rome shall notify BHB orally and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which Rome or any of its Subsidiaries or any of their respective officers, directors or employees, or, to Rome’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of Rome may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of Rome from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time that the Rome shareholders meeting has occurred, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Rome determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Rome’s shareholders from a financial point of view than the Merger; and (B) such Acquisition Proposal was not solicited by Rome and did not otherwise result from a breach of this Section 6.11 by Rome (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); and provided, further, nothing contained in this Agreement shall prohibit Rome from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its shareholders that the Rome Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to Rome’s shareholders under applicable law, subject to compliance with the requirements of this Section 6.11 and Section 6.13.  Rome shall promptly, but in no event later than two (2) calendar days, notify BHB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Rome or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreements.  For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Rome or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Rome and the Rome Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Rome or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.12 Reserves and Merger-Related Costs.

Prior to the Effective Time, each of Rome and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BHB, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3;  provided further,  that in any event, no accrual or reserve made by Rome or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Rome or its management with any such adjustments.

6.13 Board of Directors and Committee Meetings.

Rome and the Rome Subsidiaries shall permit one (1) representative of BHB to attend any meeting of their Board of Directors or the committees thereof, and shall permit two (2) representatives of BHB to attend any meeting of their loan committee and asset liability committee, as an observer (the “Observer”), provided that neither Rome nor any Rome Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirement.

6.14 Stock Repurchase Plan; ESOP Loan

If such plan has not been suspended by the date hereof, the Board of Directors of Rome, or an appropriate committee thereof, shall promptly suspend the effectiveness of Rome’s share repurchase plan (such suspension to be effective immediately upon the execution and delivery of this Agreement by Rome); subject to the occurrence of the Effective Time, the Rome ESOP shall be terminated as provided in the Rome ESOP (all shares of Rome Common Stock held by the Rome ESOP shall be converted into the right to receive the Merger Consideration as elected by the participants in the Rome ESOP), all accounts shall be fully vested, all outstanding indebtedness of the Rome ESOP shall be repaid and the balance of the shares and any other assets remaining in the Rome ESOP not allocated to a participant’s account shall be allocated as provided in the Rome ESOP and distributed to Rome ESOP participants after the receipt of a favorable determination letter from the IRS.  Prior to the Effective Time, Rome shall take all such actions as are necessary (determined in consultation with BHB) in order to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, BHB shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Rome ESOP and the proposed allocations as may be required by the IRS as a condition to its issuance of a favorable determination letter).  Rome and following the Effective Time, BHB, will adopt such amendments to the Rome ESOP to effect the provisions of this Section 6.14.

6.15 The Rome Savings Bank Foundation

Rome agrees to recommend the merger of The Rome Savings Bank Foundation (the “Foundation”) with and into the Berkshire Bank Foundation, Inc. to the Board of Directors of the Foundation.

6.16 401(k) Plan.

If requested by BHB in writing prior to the Effective Time, Rome shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of Rome and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by Rome or any of its Subsidiaries (collectively, the “401(k) Plans”), and to freeze the 401(k) Plans on the day preceding the Closing Date. In the sole discretion of

BHB, the 401(k) Plans may be merged into the BHB 401(k) Plan.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHB, which shall not be unreasonably withheld. Rome shall deliver to BHB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Rome and shall fully comply with such resolutions and any necessary amendments.  If, in accordance with this Section 6.16, BHB requests in writing that Rome freeze the 401(k) Plans, Rome shall take such actions as BHB may reasonably require in furtherance of the assumption of the 401(k) Plans by BHB, including, but not limited to, adopting such amendments as BHB may deem necessary in connection with such assumption.

ARTICLE VII

COVENANTS OF BHB

7.1 Negative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Rome, which consent will not be unreasonably withheld, conditioned or delayed, BHB will not, and will cause each BHB Subsidiary not to, operate its business other than in the usual, regular and ordinary course of business and will use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would:

(A) change or waive any provision of its certificate of incorporation (or articles of organization in the case of Berkshire Bank) or bylaws, except as required by law or as necessary to enter into or consummate a transaction that is permitted pursuant to the final paragraph of this Section 7.1;

(B) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals;

(C) materially adversely affect its ability to perform its covenants and agreements under this Agreement;

(D) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or

(E) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Notwithstanding anything in this Section 7.1 to the contrary, during the period from the date of this Agreement to the Effective Time, BHB may make dispositions and acquisitions and agree to issue capital stock in connection therewith, provided that such actions would not reasonably be expected to present a material risk that the Closing Date will be delayed or that the Regulatory Approvals will be delayed or be materially more difficult to obtain or would, or be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.2 Disclosure Supplements.

From time to time prior to the Effective Time, BHB will promptly supplement or amend the BHB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHB Disclosure Schedule or which is necessary to correct any information in such BHB Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such BHB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3 Consents and Approvals of Third Parties.

BHB shall use its commercially reasonable efforts, and shall cause each BHB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4 All Reasonable Efforts.

Subject to the terms and conditions herein provided, BHB agrees to use and agrees to cause each BHB Subsidiary to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

7.5 Failure to Fulfill Conditions.

In the event that BHB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Rome.

7.6 Employee Benefits.

7.6.1 Definition.  “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by BHB with respect to each Rome Benefit Plan to be terminated or replaced with a similar plan or program provided by BHB or Berkshire Bank (as used in this Section, BHB and Berkshire Bank are collectively referred to as “BHB”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by BHB after the Closing Date to Current Rome Employees shall be no less than those provided by BHB to similarly situated employees of BHB.

7.6.2 General Rule: Parity in Benefits; No Gaps; Credit for Service with Rome.  Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, BHB shall provide or shall cause to be provided by a Subsidiary of BHB, to all individuals who are employees of Rome or any Rome Subsidiary at the Closing Date and whose employment continues following the Effective Time and who are then eligible for a respective Rome Benefit Plan (the “Current Rome Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by BHB to similarly situated employees of BHB.  Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current Rome Employees or the funding of any such benefit, (ii) be construed to limit the ability of BHB to review employee benefit plans, programs and arrangements from time to time, to make such changes as BHB deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements, (iii) limit BHB’s ability to terminate, in the sole discretion of BHB, Rome’s defined benefit retirement plan, or (iv) create third party rights against BHB.  BHB will use best efforts to cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Rome’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Current Rome Employees; provided that nothing in this sentence shall limit the ability of BHB to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current Rome Employees in a substantially similar manner as employees of BHB are treated.  BHB will use best efforts to cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current Rome Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date.  Under all BHB Benefit Plans, service with Rome or a Rome Subsidiary shall be deemed to be service with BHB for eligibility and vesting purposes only, but not for purposes of benefit accrual.

7.6.3 BHB 401(k) Plan Participation.  Each Current Rome Employee who continues in the employment of Rome or any Rome Subsidiary until the Closing Date, shall be eligible to participate in BHB’s 401(k) plan on the day after the Benefit Plan Determination Date for the Rome 401(k) Plans.  All rights to participate in

BHB’s 401(k) Plan are subject to BHB’s right to amend or terminate BHB’s 401(k) plan in its sole and absolute discretion and are subject to the terms of BHB’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.

7.6.4 Employee Stock Ownership Plan.  BHB agrees to take all such actions related to the Rome ESOP as stated in Section 6.14 of this Agreement.

7.6.5 Welfare Benefits.  Each Current Rome Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of BHB, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Current Rome Employee’s being employed by BHB as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs.  With respect to any welfare benefit plan or program of Rome that BHB determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by BHB, BHB shall continue such Rome plan or program in effect for the benefit of the Current Rome Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding benefit plan or program maintained by BHB (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of BHB to terminate or amend such plan or program) so that each Current Rome Employee employed by BHB has no gap in coverage under any hospitalization, medial, dental, life, disability or other welfare plan or program.  For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by BHB, BHB shall treat, and in the case of an insured plan, shall use its best efforts to cause the providers of each such plan, program or arrangement to treat the service with Rome prior to the Closing Date of any Current Rome Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Rome prior to the Closing) as service rendered to BHB for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current Rome Employee.  Persons who were employed by Rome or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the Rome Benefit Plans that are health plans and, in the event of a termination of such plans, BHB shall continue to provide COBRA coverage.

7.6.6 Paid Time Off Programs.  BHB will give each Current Rome Employee credit, for purposes of BHB’s vacation and/or other paid leave benefit programs, for such Current Rome Employees’ accrued and unpaid vacation and/or paid leave balance with Rome as of the Closing Date.

7.6.7 BHB to Honor Agreements.  BHB agrees to honor all change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that Rome has with its current and former employees and current and former directors and which have been identified in Rome Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties.  Rome shall obtain from each of the current and former employees named in Rome Disclosure Schedule 7.6.7 an agreement, subject to BHB’s approval of the form of the agreement, (a “Settlement Agreement”) setting forth the method in which his or her rights under the specified programs will be settled (the aggregate amount of such payment is to be specified in Rome Disclosure Schedule 7.6.7) and such amounts shall be paid to such individuals who are employed at the Effective Time all as set forth in the Settlement Agreement.

Except for the agreements described in the preceding sentences of this Section 7.6.7 and except as otherwise provided in this Agreement, the Rome Benefit Plans shall, in the sole and absolute discretion of BHB, be frozen, terminated or merged into comparable plans of BHB, effective at such time as BHB shall determine in its sole and absolute discretion.

7.6.8 No Guarantee of Employment.  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHB hereunder or by operation of law, BHB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Rome as of the Closing Date.  Each Person who is an employee of Rome as of the Closing Date and who is terminated by BHB for a reason other than Cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHB as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits equal to two (2) weeks annual cash compensation for each year of service with a minimum benefit of eight (8) weeks and a maximum benefit of twenty-six (26) (in each case less applicable withholdings) plus (ii) transition counseling for outplacement of employees.

7.6.9 Payments.  BHB agrees that Rome shall pay to any Rome Current Employee the bonus amount payable under any bonus plan for 2010 and, in the event that such bonus is not paid by Rome, BHB shall pay such bonus on the earliest possible date after the bonus amount is determined. BHB agrees that Rome shall be permitted to enter into agreements to make bonus payments to such employees and officers of Rome for the purpose of encouraging such employees and officers to continue in the employ of Rome until the Effective Time, with such payments to be made on the Effective Time; provided that the aggregate of such payments shall not exceed $500,000 and provided, further that the aggregate of such payments to each individual identified in Rome Disclosure Schedule 7.6.9 shall not exceed the limit for such individual specified in Rome Disclosure Schedule 7.6.9.  Rome agrees that it shall not increase the annual rate of salary for Mr. Sprock, and agrees that it shall not raise the annual rate of salary for any individual identified in Rome Disclosure Schedule 7.6.9 by more than 5% annually.  BHB agrees that Rome shall pay to John Reindhardt a payment of $25,000 on the Effective Time if he is a director of Rome on the date immediately prior to the Effective Time.

7.6.10 Immediately prior to the Effective Time, Rome shall, in cooperation with BHB, terminate each of the Benefit Restoration Plan of Rome Bancorp, Inc.  and the Directors’ Deferred Compensation Plan of Rome Bancorp, Inc. and shall pay the amounts due thereunder in a lump sum to the participants therein, on or prior to the Effective Time in accordance with Section 409A of the Code.

7.6.11 Consulting and Non-Competition Agreement.  In addition to a Settlement Agreement, BHB will enter into a consulting and non-competition agreement with Charles M. Sprock in the form set forth in BHB Disclosure Schedule 7.6.12.

7.7 Directors and Officers Indemnification and Insurance.

7.7.1 BHB shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Rome (provided, that BHB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall BHB be required to expend pursuant to this Section 7.7.1 more than an amount equal to 175% of the current annual amount expended by Rome with respect to such insurance, as set forth in Rome Disclosure Schedule 7.7.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BHB shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount.  In connection with the foregoing, Rome agrees in order for BHB to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2 In addition to Section 7.7.1, BHB shall, to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Rome or any Rome Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of Rome or a Rome Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time.  Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify BHB (but the failure so to notify

BHB shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices BHB).  In the event of any such Claim (whether arising before or after the Effective Time) (1) BHB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and BHB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, BHB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.7.3 In the event that either BHB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHB shall assume the obligations set forth in this Section 7.7.

7.7.4 The obligations of BHB provided under this Section 7.7 are intended to be enforceable against BHB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHB.

7.8 Stock Listing.

BHB agrees to file a notification form for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of BHB Common Stock shall be listed as of the Closing Date) of the shares of BHB Common Stock to be issued in the Merger.

7.9 Reservation of Stock.

BHB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHB Common Stock to fulfill its obligations under this Agreement.

7.10 Communications to Rome Employees; Training

BHB and Rome agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Rome and the Rome Subsidiaries shall be held at such locations as BHB and Rome shall mutually agree, provided that representatives of Rome shall be permitted to attend such meetings.  BHB and Rome shall mutually agree in advance as to the scope and content of all communications to the employees of Rome and the Rome Subsidiaries.  At mutually agreed upon times following execution of this Agreement, representatives of BHB shall be permitted to meet with the employees of Rome and the Rome Subsidiaries to discuss employment opportunities with BHB, provided that representatives of Rome shall be permitted to attend any such meeting.  From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the approval by the shareholders of Rome and the shareholders of BHB necessary for the consummation of the Merger and Bank Merger (disregarding any waiting period) have been obtained, BHB shall also be permitted to conduct training sessions outside of normal business hours or at other times as Rome may agree, with the employees of Rome and the Rome Subsidiaries and may conduct such training seminars at any branch location of The Rome Savings Bank; provided that BHB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with The Rome Savings Bank’s normal business operations.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1 Meeting of Shareholders.

8.1.1 Rome will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “Rome Shareholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the Rome Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Rome shareholders; and (iii) cooperate and consult with BHB with respect to each of the foregoing matters.  The Board of Directors of Rome may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.1.2 To the extent legally required, BHB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “BHB Shareholders Meeting” ), (ii) in connection with the solicitation of proxies with respect to the BHB Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the BHB shareholders; and (iii) cooperate and consult with Rome with respect to each of the foregoing matters.  The Board of Directors of BHB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.2 Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1 For the purposes (x) of registering BHB Common Stock to be offered to holders of Rome Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) of holding the Rome Shareholders Meeting and (iii) of holding the BHB Shareholders Meeting (if required), BHB shall draft and prepare, and Rome shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Rome to the Rome shareholders and by BHB to the BHB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  BHB shall provide Rome and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC.  BHB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of BHB and Rome shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Rome and BHB shall each thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders.  BHB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Rome shall furnish all information concerning Rome and the holders of Rome Common Stock as may be reasonably requested in connection with any such action.

8.2.2 BHB shall, as soon as practicable but no later than November 15, 2010, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  BHB will advise Rome promptly after BHB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHB will provide

Rome with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Rome may reasonably request.

8.2.3 Rome and BHB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Rome shall cooperate with BHB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHB shall file an amended Merger Registration Statement with the SEC, and each of Rome and BHB shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

8.3 Regulatory Approvals.

Each of Rome and BHB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof, but no later than November 15, 2010, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the MDOB, the OTS and any other third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement.  Rome and BHB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Rome or BHB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. Rome shall have the right to review and approve in advance all characterizations of the information relating to Rome and any Rome Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  In addition, Rome and BHB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing.  To the extent any Governmental Entity makes an inquiry or initiates any proceeding relating to antitrust matters, BHB shall use its commercially reasonable efforts to address such matters in order to allow for the consummation of the transactions contemplated hereby and BHB shall be solely responsible for its expenses and Rome’s reasonable costs and expenses related thereto.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite votes of the shareholders of Rome and the shareholders of BHB (if required).

9.1.2 Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals.  All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of BHB result in a Material Adverse Effect on Rome or BHB, or in the good faith reasonable judgment of the Board of Directors of Rome result in a Material Adverse Effect on Rome or BHB.

9.1.4 Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5 NASDAQ Listing.  BHB shall have filed a notification form for the listing of the BHB Common Stock to be issued in the Merger.

9.2 Conditions to the Obligations of BHB under this Agreement.

The obligations of BHB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1 Representations and Warranties.  Each of the representations and warranties of Rome set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Rome shall have delivered to BHB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Rome as of the Effective Time.

9.2.2 Agreements and Covenants.  Rome and each Rome Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHB shall have received a certificate signed on behalf of Rome by the Chief Executive Officer and Chief Financial Officer of Rome to such effect dated as of the Effective Time.

9.2.3 Regulatory Conditions.  No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions that could reasonably be expected by BHB to result in a Material Adverse Effect on Rome and its Subsidiaries, taken as a whole.

9.2.4 Permits, Authorizations, Etc.  Rome and the Rome Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on Rome, The Rome Savings Bank, BHB or Berkshire Bank.

9.2.5 No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Rome and the Rome Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably could be expected to have a Material Adverse Effect on Rome or the Rome Subsidiaries.

9.2.6 Tax Opinion.  BHB shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., special counsel to BHB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHB, Rome and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.3 Conditions to the Obligations of Rome under this Agreement.

The obligations of Rome under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

9.3.1 Representations and Warranties.  Each of the representations and warranties of BHB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHB shall have delivered to Rome a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHB as of the Effective Time.

9.3.2 Agreements and Covenants.  BHB and Berkshire Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Rome shall have received a certificate signed on behalf of BHB by the Chief Executive Officer and Chief Financial Officer of BHB to such effect dated as of the Effective Time.

9.3.3 Regulatory Conditions.  No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that could reasonably be expected by Rome to result in a Material Adverse Effect on BHB and its Subsidiaries, taken as a whole.

9.3.4 Permits, Authorizations, Etc.  BHB and Berkshire Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on BHB and Berkshire Bank, taken as a whole.

9.3.5 No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHB and the BHB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably could be expected to have a Material Adverse Effect on BHB or the BHB Subsidiaries.

9.3.6 Tax Opinion.  Rome shall have received an opinion of Sonnenschein Nath & Rosenthal, LLP, special counsel to Rome, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHB, Rome and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

THE CLOSING

10.1 Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Suite 400, Washington, D.C., at 10:00 a.m. on a date determined by BHB, in its sole discretion, upon five (5) days prior written notice to Rome, but in no event later than thirty (30) days after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which BHB and Rome mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

10.2 Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to BHB and Rome the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Rome:

11.1.1 At any time by the mutual written agreement of BHB and Rome;

11.1.2 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Rome) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHB);

11.1.3 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Rome) or Section 9.3.2 (in the case of a breach of covenant by BHB);

11.1.4 At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHB and Rome; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5 By either party, if (i) the shareholders of Rome shall have voted at the Rome Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions or (ii) the shareholders of BHB shall have voted on the transactions contemplated by this Agreement (if required) and such vote shall not have been sufficient to approve and adopt such transactions.

11.1.6 By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7 By the Board of Directors of BHB if Rome has received a Superior Proposal and the Board of Directors of Rome has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to BHB.

11.1.8 By the Board of Directors of Rome if Rome has received a Superior Proposal and the Board of Directors of Rome has made a determination to accept such Superior Proposal; provided that Rome shall not terminate this Agreement pursuant to this Section 11.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) business days following BHB’s receipt of written notice advising BHB that Rome has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether Rome intends to enter into a definitive agreement with respect to the Superior Proposal.  After providing such notice, Rome shall provide a reasonable opportunity to BHB during the three (3)-day period to make such adjustments in the terms and conditions of this Agreement as would enable Rome to proceed with the Merger on such adjusted terms.

11.2 Effect of Termination.

11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of BHB’s willingness, and in order to induce BHB to enter into this Agreement, and to reimburse BHB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Rome hereby agrees to pay BHB, and BHB shall be entitled to payment of, a fee of $3.5 million (the “Termination Fee”), by wire transfer of same day funds on the earlier of (x) the date of termination or (y) within three (3) business days after written demand for payment is made by BHB, as applicable, following the occurrence of any of the events set forth below:

(i) Rome terminates this Agreement pursuant to Section 11.1.8 or BHB terminates this Agreement pursuant to Section 11.1.7; or

(ii) The entering into a definitive agreement by Rome relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Rome within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHB pursuant to Section 11.1.2 or 11.1.3 because of a breach by Rome or any Rome Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Rome; or (ii) the termination of this Agreement by BHB or Rome pursuant to Section 11.1.5 because of the failure of the shareholders of Rome to approve this Agreement at the Rome Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Rome.

(D) Upon payment of the Termination Fee pursuant to Section 11.2.2(C), BHB will not have any other rights or claims against Rome or any Rome Subsidiary, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of BHB against Rome and its Subsidiaries and their respective officers and directors.

11.3 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Rome), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Rome, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Rome’s shareholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1 Confidentiality.

Except as specifically set forth herein, BHB and Rome mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements.  The parties hereto agree that the Confidentiality Agreements shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2 Public Announcements.

Rome and BHB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Rome nor BHB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Rome, to:	Charles M. Sprock
Chairman, President and CEO
Rome Bancorp, Inc.
100 W. Dominick Street
Rome, New York 13440

With required copies to:	Matthew Dyckman, Esq.
SNR Denton US LLP
1301 K Street, N.W.
Suite 600, East Tower
Washington, DC 20005

If to BHB, to:	Michael P. Daly
President and CEO
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 02101

With required copies to:	Wm. Gordon Prescott
Vice President and General Counsel
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 02101

Lawrence Spaccassi, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 400
Washington, DC 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) business days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) business day after being delivered to the overnight courier.

12.5 Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for Section  7.6.7, 7.6.8, 7.6.9 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

12.6 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

12.7 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

12.10 Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.12 Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.

/s/ Michael P. Daly
Name:	Michael P. Daly
Title:	President and Chief Executive Officer

ROME BANCORP, INC.

/s/ Charles M. Sprock
Name:	Charles M. Sprock
Title:	Chairman, President and Chief Executive
Officer